EXHIBIT 5

May 19, 2004

Board of Directors
Great Southern Bancorp, Inc.
1451 E. Battlefield
Springfield, Missouri 65804

Members of the Board:

         We have acted as counsel to Great Southern Bancorp, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing, pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), of Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (the "Registration Statement") filed on May 2, 2003 (Registration No. 333-104930) by Great Southern Bancorp, Inc., a Delaware corporation ("Great Southern Delaware"). The Company is the successor to Great Southern Delaware as a result of a reincorporation merger whereby Great Southern Delaware merged with and into the Company, its wholly owned subsidiary, with the Company as the surviving corporation, pursuant to the Plan of Reorganization and Agreement of Merger, dated as of March 29, 2004, between the Company and Great Southern Delaware (the "Merger Agreement"). The Registration Statement and the Amendment relate to shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company issuable by the Company (as successor to Great Southern Delaware) under the Great Southern Bancorp, Inc. 1997 Stock Option and Incentive Plan (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Plan, the Company's charter and bylaws, Great Southern Delaware's certificate of incorporation and bylaws, resolutions of the boards of directors of the Company and Great Southern Delaware and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	The shares of Common Stock to be offered by the Company will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.